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                                                                    EXHIBIT 21.0


                     LIST OF SUBSIDIARIES OF THE REGISTRANT


                                              JURISDICTION             OTHER NAMES UNDER
                                                   OF                WHICH THE SUBSIDIARY
SUBSIDIARY                                    INCORPORATION           TRANSACTS BUSINESS
-------------------------------------------   --------------   --------------------------------
Amerace Corporation                           Delaware         Elastimold, Amerace Electronic
                                                               Components and MRS Power Systems
Amerace Ltd.                                  Canada
Amerace Limited                               United Kingdom
Burns Aerospace Corporation                   Delaware
Conductron Corporation                        Massachusetts    Hendrix Wire & Cable
Denman Tire Corporation                       Delaware
DeVilbiss Air Power Company                   Delaware
Eagle Environmental Management, Inc.          Delaware
Eagle Industrial Products Corporation         Delaware
Eagle Leasing Corporation                     Delaware
Falcon Building Products, Inc.                Delaware
First Capital Financial Corporation           Florida
Hart & Cooley, Inc.                           Delaware
Hialeah Hotel, Inc.                           Florida
Lapp Insulator Company                        Delaware
Mansfield Plumbing Products, Inc.             Delaware         Kilgore Plumbing Products and
                                                               Norris Plumbing Products
Mighty Distributing System of America, Inc.   Delaware
North Riverside Holdings, Inc.                Delaware
The Parts House, Inc.                         Florida
SWC Industries, Inc.                          Texas
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